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EXHIBIT 4.3

                             VAUGHN COMMUNICATIONS, INC.
                          INCENTIVE  STOCK OPTION AGREEMENT
                 (1995 Stock Option Plan amended as of June 20, 1995)


    VAUGHN COMMUNICATIONS, INC., a Minnesota corporation (the "Company"), pursuant to the 1995 Stock Option Plan previously adopted by the Board of Directors of the Company (the "Plan"), and in consideration of services to be rendered to the Company or its subsidiary by__________________________ as _______________________________ (the
              (Name)              (Title or Job Description)

"Optionee"), hereby grants to the Optionee an incentive stock option (the "Option") in accordance with Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to purchase ______________ shares of the Company's Common Stock (the "Shares") at a price of $______ per share (the "Purchase Price"), equal to [Check One] ___100% or _____110% of the fair market value of the Common Stock on the date of grant. This grant is made on the following terms and conditions.

    INCENTIVE STOCK OPTION

    1. The Optionee may exercise the Option on a cumulative basis at any time six (6) months after the date hereof and on or before ____________, _____ [Check One] (seven) (7) years alter such date of grant) or _______ (five (5) years after the date of grant if the 110% Purchase Price provision is checked above) [provided, however, that the Option shall not be exercisable, unless and until the amendments to the Plan adopted by the Board of Directors as of June 20, 1995, have been approved by the shareholders of the Company as provided in the Plan as so amended], subject to prior termination or modification as herein provided, in whole or in part with respect to

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each of five (5) year to year cumulative annual installments, beginning on the first day of each of the first five years during the aforesaid term hereof, as follows:

         (a) ten percent (10%) of such Shares during the first year of the Option term;

         (b) plus an additional fifteen percent (15%) of such Shares during the second year of the Option term;

         (c) plus an additional twenty-five percent (25%) of such Shares during the third year of the Option term;

         (d) plus an additional twenty-five percent (25%) of such shares during the fourth year of the Option term; and

         (e) plus an additional twenty-five percent (25%) of such Shares during the fifth and, if any, remaining years of the Option term.

    2. The Option shall not be transferable by the Optionee, except by will or the laws of descent and distribution. During the Optionee's life, the Option shall be exercisable only by the Optionee and only while and if the Optionee is continuously employed by the Company or a subsidiary of the Company as described in the Plan, except as provided in Section 4 of this Agreement. If the Option shall not have terminated prior to the death of the Optionee, it may be exercised at any time within twelve (12) months after death by the personal representative of the Optionee's estate and/or by the Optionee's heirs, as the case may be, subject to prior expiration on the date specified in Section 4 of this Agreement.

    3. The Option may be exercised in whole or in part, from time to time, by delivery to the Secretary of the Company of a written notice specifying the number of Shares desired to be purchased and accompanied by full payment of the Purchase Price, at the election of the Optionee, in cash and/or by delivery of certificate(s) duly endorsed for transfer, in shares of the Company's

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Common Stock already owned by the Optionee. Any shares endorsed and delivered to the Company in payment of the Purchase Price shall be valued at the fair market value of the shares on the date of exercise, as determined by the Compensation Committee of the Company's Board of Directors (the "Committee") in accordance with the Plan or by the President or Secretary of the Company acting as the Committee's designated representative. Any fractional share not required for payment of the Purchase Price shall be paid for by the Company in cash on the basis of the same value utilized for such exercise. If at the time of exercise the Committee, in its sole discretion, shall permit utilization of a so-called "cashless exercise" procedure to exercise the Option, the Optionee may apply to the Company's President or Secretary to utilize the same, and if approved thereby, the Optionee shall follow the "cashless exercise" procedures specified in the Plan and in accordance with such rules therefor as the Committee may from time to time establish.

    4. All unexercised rights under the Option shall expire at the end of the term specified in Section 1 above or on an earlier date, in the event of prior termination of employment by the Company or its subsidiary of the Optionee, as follows:

         (a) Upon termination of employment of the Optionee by retirement of Optionee at or after age 65 or by disability, the Option may be exercised within three (3) months after the date of termination and shall thereupon expire; provided, however, that the percentage limitations set forth in
    Section 1(a) through (e) above shall not apply; and provided, further, that the Committee may (but without any obligation therefor) by prior approval, which approval the Committee may grant, withhold or condition for any reason it deems to be in the best interests of the Company, also permit the Optionee to retire to the same effect or on any less favorable basis prior to age 65; or

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         (b)  Upon death of the Optionee while employed or during the three-month period described in Section 4(a) above, the Option may be exercised within twelve (12) months after the date of death as provided in
    Section 2 above and shall thereupon expire; provided, however, that the percentage limitations set forth in Section 1(a) through (e) shall not apply; or

         (c) Upon such termination of employment of the Optionee for any other reason, the Option shall expire on the date the Optionee's employment terminates.

    5. Unless the issuance of the Shares purchased upon the exercise of the Option is registered with federal and state securities authorities (which is anticipated but for which the Company has no obligation), or is determined by counsel for the Company to be exempt from such registration without need therefor, the Optionee shall be required to sign, deliver to the Company and be bound by a customary "investment letter," setting forth the Optionee's investment representation and securities law transfer restrictions consistent with federal and state securities law exemptions from registration for issuance of the Shares on exercise and consistent with Rule 144 under the Securities Act of 1933, and requisite legends and stop transfer orders shall be placed upon or against the certificates for the Shares. Without regard to registration or exemption therefrom on exercise, if the Optionee is an officer or other "affiliate" of the Company within the meaning of said Rule 144, the securities law transfer restrictions consistent with said Rule 144 shall in any event be applicable and requisite legends in the form attached as Exhibit A hereto and stop transfer orders shall be placed upon or against the certificate for the Shares.

    6. If prior to the expiration of the Option, the Shares then subject to the Option shall be affected by any recapitalization, merger, consolidation, reorganization, stock dividend, stock split, or other change in capitalization affecting the present Common Stock of the Company, then the

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number and kind of Shares covered by this Agreement, and the Purchase Price per share, shall be appropriately adjusted in accordance with the Plan by the Committee or by the President or Secretary of the Company acting as the Committee's designated representative, all as may be deemed necessary to prevent dilution or enlargement of rights which might otherwise result.

    7. If the Optionee sells, exchanges or otherwise disposes of any of the Shares acquired upon exercise of the Option within two (2) years after the date of this Agreement or one (1) year after the date of exercise of the Option with respect to such Shares, the Optionee agrees to promptly notify the Company in writing and disclose the number of Shares disposed of and the amount of resulting gain or loss. The Optionee acknowledges that any such disposition will be a "disqualifying disposition" of the Shares within the meaning of Section 422 of the Code which may subject the Optionee to federal income tax consequences less favorable than if the two holding periods described above are satisfied prior to any disposition of the Shares.

    8. It is intended that those terms of the Plan and this Agreement which refer or apply to incentive stock options comply and be interpreted in accordance with the provisions of Section 422 of the Code and Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The provisions of the Plan pertaining to Options, to the extent not set forth in this Agreement, are incorporated by reference.

    ADDITIONAL PRECONDITIONS TO EXERCISE.

    9. A "Statement of Additional Terms and Conditions," determined by the Committee and not inconsistent with the Plan, may be attached hereto as part hereof. Satisfaction of the additional terms and conditions set forth in such attached Statement, if any, shall be additional preconditions to vesting and exercise of the Option, or so much thereof as shall correspond to the

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extent such terms and conditions are ultimately satisfied.  If attached, such
Statement shall be separately acknowledged by the signatures of the Optionee and an appropriate officer of the Company.

    IN WITNESS WHEREOF, this Incentive Stock Option Agreement is hereby executed as of _________________, ____ (date of grant).


                                          VAUGHN COMMUNICATIONS, INC.


                                           By
                                              ----------------------------

                                             Its
                                                 -------------------------


                                         ---------------------------------
                                                      Optionee


______Check if a Statement of Additional Terms and Conditions is attached.
            If attached, such Statement must be signed by both the Optionee and an appropriate officer of the Company.

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                                      EXHIBIT A

                                  OFFICER/AFFILIATE

                             TRANSFER RESTRICTION LEGEND

    The registered holder of the within certificate may be an "affiliate" of the Company on the date of issue of this certificate within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended. Accordingly, the securities represented by the within certificate may not be sold, transferred, pledged or otherwise disposed of except pursuant to registration or notification under such laws, exemption from such registration as evidenced by an opinion of counsel satisfactory to the Company, or operation of law.